Exhibit 99.1

Avigen Reports Financial Results for the Three and Six Months Ended June 30, 2004

ALAMEDA, CA, July 28, 2004 – Avigen, Inc., (Nasdaq: AVGN), today reported financial results for the three and six months ended June 30, 2004.  At June 30, 2004, Avigen had approximately $87 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $94 million at March 31, 2004 and $99 million at December 31, 2003.

“June 30, 2004 financial results are in line with management expectations and consistent with our realigned product development strategy,” said Kenneth Chahine, Ph.D., J.D., Avigen’s president and CEO.  “In light of our recently announced restructuring plan we believe our financial assets are sufficient to support our current product and clinical development plans for AV201 for advanced Parkinson’s disease and AV333 for neuropathic pain, as well as a non-gene therapy in-licensing candidate, for an additional four years.  In addition, while we have decided to suspend patient enrollment in our Phase I clinical trial of Coagulin-B® for the treatment of hemophilia-B, we continue to collaborate with our partner, Bayer HealthCare, to explore options in which we can realize value from the years of clinical experience, manufacturing and intellectual property development that were an integral part of the program.  Both Avigen and Bayer continue to hope that these efforts may eventually lead to hemophilia trials in the future.”

Financial Results

For the three months ended June 30, 2004, Avigen reported revenue of $2.0 million compared with $128,000 for the same period last year.  The increase is due primarily to the recognition of $2.0 million of deferred revenue representing the remaining  balance to the $2.5 million milestone payment received from Bayer in the first quarter of 2003.  The acceleration of the recognition is the result of Avigen’s decision to suspend patient enrollment in its clinical trial of Coagulin-B®, which the Company had developed for the blood clotting disorder, hemophilia-B.

Total operating expenses for three months ended June 30, 2004 were $6.9 million representing a slight decline from the $7.0 million reported for the same period a year ago.  The change resulted from the net effect of lower recruiting and relocation costs and lower consumption of materials, partially offset by higher personnel related and preclinical testing costs.

Net interest income and other expenses for the quarter ended June 30, 2004 were $392,000, compared with $790,000 in the same quarter of 2003, reflecting both lower average balances of interest-bearing investments and a general decline in prevailing market interest rates between the periods.

For the quarter ended June 30, 2004, Avigen reported a net loss of $4.5 million, or $0.22 per share, compared with a net loss of $6.1 million, or $0.30 per share, in the same period of the prior year.

For the six months ended June 30, 2004, Avigen reported revenue of $2.2 million, compared with $158,000 in the same period of the prior year.  The increase was due to the recognition of deferred revenue from the Bayer payment mentioned above.  Operating expenses for the six months ended June 30, 2004 were $14.8 million, up from $13.9 million in the same period of 2003.  The increase was due to higher personnel related and preclinical costs, partially offset by lower material costs and recruiting and relocation expenses.  Net loss for the six months ended June 30, 2004 was $11.8 million, or $0.58 per share, compared with a net loss of $12.0 million, or $0.60 per share, in the first six months of 2003.

On July 14,, 2004, Avigen announced the implementation of a restructuring plan to reduce staff and operating expenses in order to extend the life of available financial resources.  The total estimated costs of implementing the staff reduction will be approximately $800,000, which will be recorded in the quarter ended September 30, 2004, future annual savings in personnel-related costs will approximate $3.0 million.

About Avigen

Avigen currently has two promising neurological product candidates.  The first is AV201 for the treatment of Parkinson’s disease.  After extensive preclinical research, Avigen filed an Investigational New Drug (“IND”) application seeking clearance to begin clinical testing of AV201.   Following receipt of FDA clearance, the drug will initially be administered to individuals in the late stages of Parkinson’s disease who have exhausted most of their therapeutic options.  The second program is AV333 for the treatment of severe chronic pain, a very poorly managed condition resulting from a variety of disease states.  AV333 represents an innovative approach to the treatment of unremitting pain, with demonstrated success in reversing neuropathic pain in established preclinical models.  Additionally, Avigen is actively seeking to broaden its portfolio of drug development candidates through an in-licensing program. This effort has identified several validated compounded that are being investigated, some of which are currently in human clinical trials.

Based in the San Francisco Bay Area, Avigen is committed to developing innovative therapeutics to treat serious disorders, primarily focused on neurological conditions. Avigen’s proposed gene delivery products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body.  Patients or physicians who would like more information should contact the Clinical Development Department at clinicaltrials@avigen.com or call at 1-877-4-AVIGEN (428-4436). Additional information on Avigen’s proprietary gene delivery products can be found at www.avigen.com

Investors Please Note:

The statements in this news release regarding Avigen’s expectations for how long its current financial assets will be able to support ongoing operations, its expectation of receiving FDA clearance of AV201 and commencing clinical trials, and its estimated cost of the staff reduction and expectations for future personnel-related cost savings from the staff reduction, are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from current expectations. For example, clinical trials for AV201 may be delayed or not occur due to unanticipated difficulties in obtaining approvals required by regulatory or institutional authorities.  In addition, Avigen’s spending to support clinical trials and research and development plans may increase in the event that Avigen incurs expenses not currently contemplated, such as in the event that Avigen determines to undertake additional development programs.  As a result, the expected cost savings from the staff reduction may not be realized and current financial resources may not be sufficient for the time period stated.  There are also many other risks and uncertainties inherent in the development of gene therapy products. These and other risks relating to Avigen are detailed in Avigen’s Quarterly Report on Form 10-Q for the period ended March 30, 2004, under the caption “Risk Factors” in Item 2 of Part 1 of that  report, which was filed with the SEC on May 10, 2004.

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Contact:  Thomas J. Paulson
Chief Financial Officer
Avigen, Inc.
1301 Harbor Bay Parkway,  Alameda, CA 94502
Tel: 510-748-7150
FAX: 510-748-7155
Internet: paulson@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Three months ended		Six months ended

	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

	(unaudited)		(unaudited )
Revenue	$2,002	$128	$2,152	$158
Operating expenses
Research and development	4,963	5,239	10,192	10,391
General and administrative	1,944	1,737	4,642	3,551

Total operating expenses	6,907	6,976	14,834	13,942
Loss from operations	(4,905)	(6,848)	(12,682)	(13,784)
Net interest income and other expense	392	790	886	1,749

Net loss	$(4,513)	$(6,058)	$(11,796)	$(12,035)

Basic and diluted net loss per common share	$(0.22)	$(0.30)	$(0.58)	$(0.60)

Shares used in basic and diluted net loss per common share calculation	20,372	20,125	20,349	20,123

CONDENSED BALANCE SHEETS

	June 30, 2004	December 31, 2003

(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$75,190	$86,950
Accrued interest and other current assets	1,262	1,218

Total current assets	76,452	88,168
Restricted investments	11,928	11,928
Property and equipment, net	14,190	15,641
Deposits and other assets	749	858

Total assets	$103,319	$116,595

Current liabilities and deferred revenue	2,277	2,117
Long-term obligations	9,028	8,967
Deferred revenue - non-current	—	1,625
Stockholders’ equity	92,014	103,886

Total liabilities and stockholders’ equity	$103,319	$116,595

(1) Derived from audited financial statements.